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                                                                   Exhibit 10.45

                              EMPLOYMENT AGREEMENT
                              --------------------

         AGREEMENT made as of the 31st day of December, 2000, between USA Detergents, Inc., a Delaware corporation with its principal office at 1735 Jersey Avenue, North Brunswick, New Jersey 08902 (the "Company"), and Uri Evan (the "Executive"), an individual having a principal residence at 50 East 77th Street, New York, New York 10021.

         WHEREAS, the parties desire to enter into this Agreement in order to assure the Company of the services of the Executive and to set forth the duties and compensation of the Executive, all upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations and covenants contained herein, the parties hereto agree as follows:

         1. Agreement. Effective as of the date hereof, this Agreement replaces and supersedes that certain Employment Agreement, dated as of January 1996 (the "Existing Agreement"), by and between Executive and the Company, which Existing Agreement shall be of no further force and effect, except for any amounts owed to the Executive by the Company pursuant to the provisions of Section 4 of the Existing Agreement. This Section 1 shall be in addition to, and not in limitation of, the provisions of Section 13 hereof.

         2. Duties. The Company shall employ the Executive, and the Executive shall serve, as Chief Executive Officer of the Company during the Employment Term (as hereinafter defined). During the Employment Term, the Executive shall perform such duties and functions as the Company's Board of Directors (the "Board of Directors") shall from time to time determine and the Executive shall comply in the performance of his duties with the policies, and be subject to the direction, of the Board of Directors of the Company. The duties and functions determined by the Board shall in all instances be consistent with the duties and functions generally to be performed by the Chief Executive Officer of a company similarly situated to the Company as a whole and adherence to that standard shall be deemed a material provision of this Agreement.

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         Except as may be expressly otherwise consented to in writing by the
Board of Directors of the Company, the Executive covenants and agrees to and shall devote not less than eighty percent (80%) of his working time, attention and efforts toward the performance of his duties and responsibilities hereunder. The Executive shall not, directly or indirectly, without the prior consent of the Board of Directors, which shall not be unreasonably withheld, as owner, partner, joint venturer, stockholder, employee, consultant, corporate officer or director, engage or become financially interested in, or be concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which even if non-interfering, may be inimical or contrary to the best interests of the Company. This provision does not prohibit the Executive from owning, directly or indirectly, up to five percent (5%) of the outstanding capital stock of any publicly traded company.

         In addition to the above duties and functions, Executive initially shall be designated as the Company's representative to the joint venture (the "Joint Venture") with Church & Dwight Co., Inc. ("C&D") and as one of the Company's designated directors on the Board of Directors to be established by the Joint Venture. Nothing herein shall be deemed to assure Executive of his continuing to be elected, designated, and/or nominated to so serve as the Company's representative or designated director, any such decision to be made solely by the Company's then Board of Directors acting in the best interest of the Company (it being understood that the Board, in making any such decision, is expected to consult with C&D or other Joint Venture partners, as appropriate).

          3.      Term; Severance.
                  ---------------

                  (a) The term of this Agreement and the term of employment (the "Employment Term") of the Executive shall commence on January 1, 2001 (the "Start Date") and continue for three years therefrom (the "Termination Date") unless sooner terminated in accordance with the terms hereof; provided, however, that the Termination Date (and, consequently, the Employment Term) shall be extended automatically for successive one year periods unless either party hereto gives the other such party written notice, not less than ninety (90) days prior to the Termination Date (or, if applicable, any extension of the Termination Date) of its or his intention not to renew or continue this Agreement.

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                  (b) In the event the Company terminates this Agreement for any reason other than cause (as defined in Section 6 hereof), the permanent disability (as defined in Section 7 hereof) of the Executive, or the death of the Executive, the parties hereto agree that, provided Executive executes a general release of all claims against the Company and abides by all restrictive covenants contained in this Agreement (including Exhibits hereto), including, without limitation, the provisions relating to non-competition, non-solicitation, invention rights and confidentiality, Executive shall be entitled to continue to receive as severance pay (i) the then effective base salary of the Executive to be payable in installments in accordance with the Company's normal salary payment policies and (ii) so long as Executive is not eligible to receive reasonably comparable health insurance coverage from any other employer or entity, health insurance benefits, including medical and dental insurance and prescription drugs, under the same terms and conditions (which presently includes the payment by Executive of premiums therefor, at a Company subsidized rate) and to the same extent as such participation and coverage is made available to other employees of the Company as each such plan may exist from time to time (all, to the extent the Company's benefit plans so permit), in both instances for a period of eighteen months from any such date of termination, to the extent such termination occurs at any time prior to the third anniversary of the Start Date (the "Severance Period"). The Executive hereby authorizes the Company to deduct the premium and other payments required of Executive for such coverage from the severance payments being made to Executive as provided herein. Additionally, after the Severance Period, Executive shall be eligible for health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or "COBRA", to the extent that such eligibility extends beyond the Severance Period; it being understood and agreed that the health insurance benefits provided to Executive hereunder during the Severance Period shall be credited towards the required coverage period mandated by COBRA. Any coverage under COBRA subsequent to the Severance Period shall be paid solely by Executive at the full rate therefore (i.e.
without the Company subsidizing a portion thereof).

                  (c) In the event (x) the Company terminates this Agreement or
(y) the Executive terminates this Agreement as a result of a material change in the Executive's position with the Company or a significant modification to the Executive's working conditions or terms of employment with the Company, in either case within twelve (12) months of a Change in Control of the Company (as defined in subsection 3(e) below), the Company shall continue to

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pay Executive, in lieu of any amounts or benefits referred to in subsection 3(b)
above, his then effective annual base salary for a period of eighteen months following such termination, together with the automatic acceleration of the vesting schedule of any options granted to Executive.

                  (d) Except as specifically provided herein, any amounts so paid to the Executive pursuant to the provisions of Section 3(b) and, if applicable, Section 3(c) hereof, shall be in lieu of any and all other payments due and owing to the Executive under the terms of this Agreement (other then for accrued and unpaid salary and reimbursement of unreimbursed business expenses, which shall be paid immediately thereon). In the event that the Company terminates this Agreement for cause (as defined in Section 6 hereof), the permanent disability of the Executive ( as defined in Section 7 hereof) or the death of the Executive, or the Executive terminates this Agreement for any reason other than for the reason (and during the time period) set forth in
Section 3(c) hereof or a material breach by the Company of any of its material obligations hereunder, the Executive shall not be entitled to receive any further payment hereunder other than for accrued but unpaid compensation.

                  (e) A "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have not less than 50% of the ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) (x) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who, at the time of the execution of this Agreement, does not own 5% or more of the Company's outstanding Common Stock, or (y) Church & Dwight Co., Inc. or any of its affiliated entities, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years

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commencing on the date hereof, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         4.       Compensation.
                  ------------

                  (a) Salary. In each of the three years of the Employment Term, the Executive shall receive a base salary at the rate of $300,000 per annum as well as such bonuses as may be authorized from time to time by the Board of Directors. To the extent deemed appropriate by the Board of Directors, in its sole and absolute discretion, the base salary will be reviewed and, if deemed appropriate, increased on an annual basis. The Executive's salary shall be payable in installments in accordance with the Company's normal salary payment policies, and shall be subject to such payroll deductions as are required by law or applicable employee benefit programs.

                  (b) Bonus. Executive shall participate in the Company's Management Incentive Plan (the "MI Plan") at a target bonus level of up to 100% of Executive's base salary. Bonus payments are contingent on the financial performance of the Company and Executive's individual performance against certain performance objectives to be mutually agreed upon by Executive and the Company, as well as the discretion of the Company's Board of Directors. It is understood and agreed that the Company, in its sole discretion, may amend or terminate the MI Plan or replace the MI Plan with an alternative bonus or other incentive program, and that the only bonuses to which the Executive shall be entitled are those bonuses which may be authorized by the Board of Directors under subparagraph (a) of this Section 4.

                  (c) Expenses. In addition to the base salary provided for in
Section 4(a) hereof, the Company shall reimburse the Executive, upon presentation by the Executive of suitable documented expense accounts, for any reasonable travel or other out-of-pocket business expenses incurred by the Executive in rendering the services hereunder on behalf of the Company and which are incurred pursuant to the Company's expense reimbursement policies. The Executive shall comply with restrictions and shall keep records in compliance with the

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Company's policy and procedures related to travel and entertainment expenses, and as may be otherwise required for tax or accounting purposes.

                  (d) Stock Option Plan. The Executive shall be entitled to participate in the Company's 1995 Stock Option Plan, as amended (the "Plan"), on a going-forward basis. As part of the compensation to be paid to the Executive hereunder, the Executive has been awarded today an option grant (the "Option") to purchase 325,000 shares of Common Stock (the "Option Shares"), at an exercise price (the "Exercise Price") equal to the closing per share price of the Common Stock on the Nasdaq National Market on December 31, 2000 (the date of the grant by the Board of Directors). Except as specifically provided otherwise herein, the Option will become exercisable in accordance with the following schedule based upon the period of the Executive's continuous employment with the Company following the date hereof:

                                               Incremental Number of                   Cumulative Number of
         Period of Continuous               Option Shares Then Becoming             Option Shares Then Becoming
          Employment/Service                        Exercisable                             Exercisable
 --------------------------------------    -----------------------------           ----------------------------

          Immediately Vested                            100,000                                100,000
                1 year                                   75,000                                175,000
                2 years                                  75,000                                250,000
            3 or more years                              75,000                                325,000

; provided, however, that upon a Change in Control of the Company resulting in termination as provided in Section 3(c) herein, during the Employment Term, and to the extent otherwise additionally provided in the Option agreement, the Option shall automatically accelerate as to its vesting.

                  (e) Vacations. The Executive shall be entitled to four weeks of paid vacation in each calendar year, which vacation time shall accrue at a rate of 1.667 days per month of employment. No more than an aggregate of 10 days of paid vacation time may be carried forward from year to year, subject to the approval of the Compensation Committee of the Board of Directors. The Executive shall also be entitled to the same standard paid holidays given by the Company to senior executives generally, all as determined from time to time by the Board of Directors or an appropriate committee thereof, in its sole discretion, and to one paid day as a

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"floating holiday" in the year 2000, in accordance with Company's policies and procedures as determined by the Board of Directors or appropriate committee thereof in its sole discretion.

                  (f) Health and Disability Insurance. Executive shall participate in the Company's health benefits program and shall be entitled to the same health and disability insurance given by the Company to senior executives generally, all as determined from time to time by the Board of Directors or an appropriate committee thereof in its sole discretion. In addition, Executive shall be entitled to participate in the Company's non-qualified Medical Expense Reimbursement Plan, to the extent he participates in the Company's regular health insurance program and is otherwise eligible to participate pursuant to the provisions of such plan as may be established from time to time by the Company in its sole discretion.

                  (g) 401(k) Plan. Executive shall be eligible to participate in the Company's 401(k) Plan. In addition, in the event that the Company implements a non-qualified savings plan, Executive shall be offered the opportunity to participate in such plan, in accordance with the terms of such plan as may be established from time to time by the Company in its sole discretion.

                  (h) Sick Time. Sick time will be provided to Executive, on an as needed basis, in accordance with the Company's then applicable policy as established from time to time by the Company in its sole discretion.

         5. Place of Performance. In connection with his employment by the Company, and except for travel required for Company business, the Executive shall be based at the principal executive offices of the Company, presently located in the North Brunswick, New Jersey area or, from time to time, at the discretion of the Company, at other locations utilized by the Company which are located within 50 miles of the New York City entrance to the Lincoln Tunnel.

         6. Termination by the Company. The Company may terminate this Agreement at any time, by action of a majority of the Company's Board of Directors, upon notice by the Company to the Executive, for cause or for any other reason which would not constitute cause. Termination by the Company for "cause" shall mean termination because of: (a) Executive's willful and persistent refusal to perform, or continual neglect of, his duties or obligations

                                      -7-
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hereunder (other than breaches of the covenants set forth in Sections
2, 8 and 9 hereof which events are governed by clause (f) below); (b) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or any of its subsidiaries or which constitutes a felony in the jurisdiction involved, (c) Executive's performance of any act or his failure to act, for which if Executive were prosecuted and convicted, would constitute a crime or offense involving money or property of the Company or any of its subsidiaries, or which would constitute a felony in the jurisdiction involved,
(d) any attempt by Executive to improperly secure any personal profit in connection with the business of the Company or any of its subsidiaries, (e) chronic alcoholism or drug addiction, to the extent permitted by applicable law,
(f) any breach by Executive of any of the terms of Section 2 or 8 of this Agreement or any terms of the Confidentiality, Non-Solicitation, Invention Rights or Non-Compete Agreement or (g) any gross violation of the Company's Standards of Conduct, as then in effect (and as may be amended from time to time by the Company); provided that termination pursuant to subparagraph (a), (f) or
(g) of this Section 6 shall not constitute a termination for cause unless the Executive shall have first received written notice from the Board of Directors of the Company stating with specificity the nature of such performance, involvement, failure or refusal and affording the Executive an opportunity, as soon as practicable but in no event in more than 30 days time from the receipt of such notice, to correct the acts or omissions complained of and, if requested by the Executive within twenty-one (21) days of actual receipt of such written notice, an opportunity for a hearing before the Board of Directors of the Company concerning the acts or omissions complained of.

         7. Death; Disability. If the Executive shall die or become "permanently disabled" during the term of this Agreement, this Agreement and all benefits hereunder shall terminate, except that such termination shall not affect any vested rights which the Executive may have at the time of his death pursuant to any insurance or other death benefit plans or arrangements of the Company, which rights shall continue to be governed by the provisions of such plans and agreements. For the purposes of this Agreement, the Executive shall be deemed to be "permanently disabled" if, during the term hereof, because of ill health, physical or mental disability, or for other causes beyond the Executive's control, the Executive shall have been unable or unwilling, or shall have failed to perform his duties hereunder for ninety (90) consecutive days or for a total period of one hundred twenty (120) days in any twelve month

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period during the term of this Agreement, whether consecutive or not.
Notwithstanding anything to the contrary contained herein, during any period that the Executive fails to perform his duties hereunder as a result of his disability (but prior to the termination of this Agreement as a result of such disability), (i) the Executive shall continue to receive his full salary at the rate then in effect and all benefits provided herein, provided that payments made to the Executive pursuant to this Section 7 shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under any disability benefit plan or program of, or provided by, the Company and (ii) the Company shall have the right to hire any other individual or individuals to perform such duties and functions as the Company shall desire, including those duties heretofore performed by the Executive.

          8.      Protection of Confidential Information.
                  --------------------------------------

                  (a) The Executive acknowledges that his employment by the Company will, throughout the term of this Agreement, bring him in contact with many confidential affairs of the Company not readily available to the public, and plans for future developments. In recognition of the foregoing, the Executive covenants and agrees that he will not, directly or indirectly, use or intentionally disclose or permit to be known to anyone outside of the Company any confidential matters of the Company, except with the Company's prior written consent or as required by court order, law or subpoena, or other legal compulsion to disclose.

                  (b) All information and documents relating to the Company shall be the exclusive property of the Company and the Executive shall use his best efforts to prevent any publication or disclosure thereof. Upon termination of the Executive's employment with the Company, all documents, records, reports, writings, computer programs and diskettes, and other similar documents containing confidential information, including copies thereof, then in the Executive's possession or control shall be returned and left with the Company.

                  (c) The Executive will execute the form of "USA Detergents, Inc. Confidentiality, Non-Solicitation, Invention Rights and Non-Compete Agreement" in the form of Exhibit A hereto, all the terms and provisions of which are incorporated herein as if fully set forth herein.

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         9. Successors; Binding Agreement. This Agreement and all rights of the
Executive hereunder shall inure to the benefit of, and shall be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

         10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefor or three days after being mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:      Uri Evan
                                            50 East 77th Street
                                            New York, New York  10021



                  With a copy to:           Stephen A. Zelnick, Esq.
                                            Morse, Zelnick, Rose & Lander L.L.P.
                                            450 Park Avenue
                                            New York, New York  10022



                  If to the Company:        1735 Jersey Avenue
                                            North Brunswick, New Jersey  08902
                                            Attention:  Chief Executive Officer



                  With a copy to:           Sheldon G. Nussbaum, Esq.
                                            Fulbright & Jaworski L.L.P.
                                            666 Fifth Avenue
                                            New York, New York  10103


or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers of the Company as may be specifically designated by its Board

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of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Entire Agreement. This Agreement (together with the exhibit attached hereto) sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto or any predecessor of any party hereto.

         14. Non-Assignability. This Agreement is entered into in consideration of the personal qualities of the Executive and may not be, nor may any right or interest hereunder be, assigned by him without the prior written consent of Company. It is expressly understood and agreed that this Agreement, and the rights accruing and obligations owed to the Company hereunder, and the obligations to be performed by the Company hereunder, may be assigned by the Company to any of its successors or assigns.

         15. Equitable Relief. The Executive recognizes that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by the Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

         16. Choice of Law. This Agreement is to be governed by and interpreted under the laws of the State of New Jersey without regard to its conflict of laws principles.

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         17. Representations And Agreements of the Executive. (a) The Executive
represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

                  (b) The Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Executive's inclusion in any insurance or fringe benefit plan or program as the Company shall determine from time to time to obtain, or in connection with, in the Company's sole discretion, the Company's obtaining life insurance for its benefit on the life of the Executive.

         18. Survival. The termination of the Executive's employment hereunder shall not affect the enforceability of Sections 3, 8, 9, 15, 16 and 17 hereof.

         19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         20. Headings. The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

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         21. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first-above written.

                                       USA DETERGENTS, INC.

                                       By: /s/ Charles LaRosa
                                           -------------------------------
                                       Name:   Charles LaRosa
                                       Title:  President and Chief Operating
                                               Officer

                                       EXECUTIVE

                                       /s/ Uri Evan
                                       -----------------------------------
                                           Uri Evan

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